Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-219108 and No. 333-212809) and Form S-8 (No. 333-226044, No. 333-223696, No. 333-216698, No. 333-210267 and No. 333-205937) of Neos Therapeutics, Inc. of our report dated March 16, 2018, except for the impact of the Company’s retrospective application of Financial Accounting Standards Board Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), as discussed in Note 2, as to which the date is December 11, 2018, relating to the consolidated financial statements and financial statement schedule of Neos Therapeutics, Inc., included in this Current Report on Form 8-K.

/s/ RSM US LLP

Dallas, Texas

December 11, 2018